UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*


                              BRIGHT HORIZONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    109190108
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             Rule 13d-1(b)
                             Rule 13d-1(c)
                        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

CUSIP No.    109190108              13G               Page   2   of   11   Pages
             ---------                                      ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARNTERS II L.P. ("BESSEMER")
             13-3174238
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             318,949 shs.

         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            12,837 shs.*
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              318,949 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             12,837 shs.*
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             331,786 shs.*
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.9%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------
*See answer to Item 4.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 11 Pages

CUSIP No.    109190108              13G               Page   3   of   11   Pages
             ---------                                      ---      ----

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER II & CO. LLC*
             13-3174240
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [X]
                                                          (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             318,949 shs.

         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            12,837 shs.**
           EACH                   ---------- -----------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              318,949 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             12,837 shs.**
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             331,786 shs.* **
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.9%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 as Deer II & Co. LLC in the General Partner of Bessemer.

**See answer to Item 4.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 11 Pages

CUSIP No.    109190108              13G               Page   4   of   11   Pages
             ---------                                      ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             NEILL H. BROWNSTEIN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0- shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              -0- shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 11 Pages

CUSIP No.    109190108              13G               Page   5   of   11   Pages
             ---------                                      ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             1,927 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              1,927 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,927 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 11 Pages

CUSIP No.    109190108              13G               Page   6   of   11   Pages
             ---------                                      ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             WILLIAM T. BURGIN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             10,874 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              10,874 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,874 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 11 Pages

CUSIP No.    109190108              13G               Page   7   of   11   Pages
             ---------                                      ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F. O. GABRIELI
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             862 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              862 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             862 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 11 Pages

Item 1.

(a)   Name of Issuer:

                           Bright Horizons, Inc.

(b)   Address of Issuer's Principal Executive Office:


                           1 Kendall Square
                           Cambridge, Massachusetts  02139



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
                          Office and Citizenship:
                          ----------------------

                  This statement is filed by Bessemer Venture Partners II L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer II & Co. LLC, a Delaware limited liability company whose partners are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon and Christopher F. O. Gabrieli. All of such individuals are United States citizens. This statement is also filed by Neill H. Brownstein, Robert H. Buescher, William T. Burgin and Christopher F.
O. Gabrieli. Deer II & Co. LLC is the General Partner of Bessemer Venture Partners II L.P. and has its principal office at the same address as Bessemer. The principal business of Deer II & Co. LLC is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, Calfornia 94025 and at 83 Walnut Street, Wellesley Hills, MA 02181-2101. Mr. Brownstein's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the principal office of Bessemer. Mr. Burgin's and Mr. Gabrieli's principal business address is the Wellesley Hills address.

*As of January 1, 1995 Mr. Brownstein became a special member of Deer II & Co. LLC with no power to participate in the management of its affairs.



 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           109190108


                               Page 8 of 11 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.



Item 4.  Ownership as of December 31, 1995

                  Items 5 through 9 of Pages 2 through 7 of this Statement incorporated herein by reference.

                  The shares beneficially held by Bessemer include holdings of the Issuer's common stock of certain consultants, directors and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York 10111, who hold a total of 12,837 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.


Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following:
                                                                      [X]



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 9 of 11 Pages

Item 10.  Certification

       Not applicable.

                                   SIGNATURES

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1999



                                  BESSEMER VENTURE PARTNERS II L.P.

                                  By:      Deer II & Co. LLC, General Partner

                                  By:     /s/ Robert H. Buescher
                                     ----------------------------------------
                                          Robert H. Buescher, Manager




                                  DEER II & Co. LLC

                                  By:     /s/ Robert H. Buescher
                                     ----------------------------------------
                                          Robert H. Buescher, Manager




                                  NEILL H. BROWNSTEIN

                                  By:               *
                                     ----------------------------------------
                                          Robert H. Buescher, Attorney-in-Fact




                                  WILLIAM T. BURGIN

                                  By:                *
                                     ----------------------------------------
                                          Robert H. Buescher, Attorney-in-Fact


                              Page 10 of 11 Pages

                                  CHRISTOPHER F.O. GABRIELI

                                  By:                *
                                     ----------------------------------------
                                          Robert H. Buescher, Attorney-in-Fact




                                          /s/ Robert H. Buescher
                                     -----------------------------------------
                                          Robert H. Buescher for himself and as
                                          Attorney-in-Fact for the above parties
                                          having an asterisk (*) above their
                                          signature line



                              Page 11 of 11 Pages